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                                                                   Exhibit 10.23

                 ALLIANT TECHSYSTEMS INC. INCOME SECURITY PLAN


     The purpose of the Alliant Techsystems Inc. Income Security Plan is to provide certain income security to elected corporate officers and other designated individuals or groups of individuals of Alliant Techsystems Inc. and its Subsidiaries. The Board of Directors has determined that it is in the best interests of the Company and its stockholders to secure the continued services, dedication and objectivity of its management in light of the potential occurrence of changes of control of the Company, without concern as to whether such individuals might be hindered or distracted by personal uncertainties and risks created by any such potential change of control. In adopting this Plan, the Board of Directors also recognizes and anticipates that differing, or enhanced, severance arrangements or benefits may be in the Company's interest for particular employees, or in particular circumstances not now present or anticipated. Adoption of this Plan is not intended to address all conceivable situations in which providing such benefits would be in the Company's interest and therefore, is not intended to preclude such other arrangements.

     This Plan shall be administered by the Personnel and Compensation Committee of the Company's Board of Directors, with the approval, as to matters involving any publicly-traded Subsidiary of the Company, of the compensation committee of such publicly-traded Subsidiary.

     1.      Definitions.
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     (a)  "Annual Base Salary" shall mean Participant's annual, regular rate of cash compensation excluding all other elements of compensation such as, without limitation, incentive or other bonus awards, perquisites, stock options or stock awards, and retirement and welfare benefits.

     (b)  The "Board" shall mean the Board of Directors of the Company.
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     (c)  "Cause" shall mean:
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          (1)  a Participant's conviction of a felony (or guilty or nolo
     Contendere plea in connection therewith) or the indictment of Participant on, or the Participant being charged with, a felony charge, if either (x) such charge relates to the Company's business or any activities engaged in by the Participant while on Company premises or while engaged in activities related to the Company's business, or (y) such charge remains outstanding for thirty (30) days or more; or

          (2) a determination by the Board that a Participant has defrauded the Company; or

          (3) a determination by the Board that a Participant has committed a material breach of the duties and responsibilities of the Participant as an officer or employee of the Company, which breach is (i) demonstrably willful and deliberate, or committed in bad faith or without reasonable belief that the activity undertaken by the Participant is in the best interests of the Company and (ii) if subject to cure, not remedied within thirty (30) days after receipt of written notice from the Company specifying such breach.
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     (d)  A "Change of Control" shall mean:
             -----------------

          (1) the acquisition by any "person" or group of persons (a "Person"), as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended and the regulations thereunder (the "Exchange Act") (other than the Company or a Subsidiary or any Company employee benefit plan (including its trustee)) of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing, directly or indirectly, more than fifty percent (50%) of the total number of shares of the Company's then outstanding Voting Securities;

          (2) consummation of a reorganization, merger or consolidation of the Company, or the sale or other disposition of all or substantially all of the Company's assets (a "Business Combination"), in each case, unless, following such Business Combination, the individuals and entities who were the beneficial owners of the total number of shares of the Company's outstanding Voting Securities immediately prior to both (x) such Business Combination, and (y) any Change Event occurring within twelve (12) months prior to such Business Combination, beneficially own, directly or indirectly, more than fifty percent (50%) of the total number of shares of the outstanding Voting Securities of the resulting corporation, or the acquiring corporation, as the case may be, immediately following such Business Combination (including, without limitation, the outstanding Voting Securities of any corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the total number of shares of the Company's outstanding Voting Securities; or

          (3) any other circumstances (whether or not following a "Change Event") which the Board determines to be a Change of Control for purposes of this Plan after giving due consideration to the nature of the circumstances then presented and the purposes of this Plan. Any determination made under this subsection (d)(3) shall be irrevocable except by vote of a majority of the members of the Board who voted in favor of making such determination.

          For purposes of this subsection (d), a "Change of Control" shall not result from any transaction precipitated by the Company's insolvency, appointment of a conservator, or determination by a regulatory agency that the Company is insolvent.

     (e)  "Change of Control Date" shall mean the first date on which a Change
          -----------------------
of Control occurs.

     (f)  "Change Event" shall mean:
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          (1)  the acquisition after the date this Plan is adopted by the Board, by any Person (other than the Company or a Subsidiary, or any Company employee benefit plan (including its trustee)) of "beneficial ownership"
     (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company directly or indirectly representing fifteen percent (15%) or more of the total number of shares of the Company's then outstanding Voting Securities (excluding the sale or issuance of such securities directly by the Company, or where the acquisition of such securities is made by such Person from five (5) or fewer shareholders in a transaction or transactions approved in advance by the Board);

          (2) the public announcement by any Person of an intention to acquire the Company through a tender offer, exchange offer, or other unsolicited proposal; or

          (3) the individuals who, as of the date this Plan is adopted by the Board, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board; provided, however, that if the nomination for election of any new director was approved by a vote of a majority of the Incumbent Board, such new director shall, for the purposes of this definition, be considered a member of the Incumbent Board.

     (g)  "Committee" shall mean the Personnel and Compensation Committee of the
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Board.

     (h)  "Company" shall mean Alliant Techsystems Inc. and its successors and
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assigns.

     (i) "Date of Termination" shall mean the date on which a Participant's employment with the Company or a Subsidiary terminates, including by reason of a Qualifying Termination.

     (j) "Disability" means, with respect to a Participant, a determination by the Board that such Participant has become disabled within the meaning of the Company's long term disability plan in effect at that time.

     (k) "Executive Life Insurance" shall mean any life insurance policy insuring the life of the Participant which is in force as of any Change of Control Date, including policies with accumulated cash value.

     (l) "Participant" shall mean each elected encumbant corporate officer, and each other individual or group of individuals as designated from time to time by the Committee as being entitled to the benefits provided under the Plan. Unless otherwise determined by the Committee, a Participant shall cease to be covered by the Plan automatically if such Participant ceases to be an elected corporate officer, or otherwise within a designated Participant group, provided that such change of status occurs prior to a Change of Control. Attached as Exhibit A is a list of the Participants as of the date this Plan is adopted by the Board.

     (m)  "Plan" shall mean the Alliant Techsystems Inc. Income Security Plan.
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     (n)  "Qualifying Termination" shall mean any of the following:
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          (1)  A termination of a Participant's employment by action of the
     Company or a Subsidiary, as applicable, within two (2) years after a Change of Control Date, for any reason other than a termination for Cause or on account of a Participant's Disability;

          (2) A termination of employment by written election of the Participant, delivered within two (2) years after a Change of Control Date, for one or both of the following reasons specified by such Participant:
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          (i)  Change of Compensation.  A reduction by the Company or a
          Subsidiary, as applicable, in such Participant's Annual Base Salary or Target Annual Incentive Award below the rates in effect immediately prior to such Change of Control, or the failure by the Company and such Subsidiary to continue Participant's eligibility in any Welfare Benefits in which such Participant was participating immediately prior to such Change of Control unless such Welfare Benefits are terminated by the Company in their entirety, or the elimination of eligibility affects all employees of status comparable to the Participant, or such Participant is permitted to participate in other plans providing materially comparable Welfare Benefits to such Participant;

          (ii) Change of Location. The Company or a Subsidiary, as applicable, requiring such Participant to be based anywhere other than such Participant's work location immediately prior to the Change of Control Date, as it may be changed thereafter with Participant's consent, or a location within 75 miles from such location; unless such relocation is agreed to in writing by both the Company and the Participant, or is permitted by the terms of such Participant's employment agreement with the Company;

     provided that, in the case of any such termination of employment by the Participant pursuant to paragraphs (i) or (ii) above, such termination shall not be deemed to be a Qualifying Termination unless the Company receives written notice of such Participant's claim of a Qualifying Termination within sixty (60) days after the occurrence of the events constituting the Participant's reason for such termination and the Company or Subsidiary does not within thirty (30) days after receipt of such notice cure the stated reason therefor; or

          (3) A termination of a Participant's employment by the Company or a Subsidiary within twelve (12) months after a Change Event if the Participant can demonstrate that such termination or reason for termination
     (i) was at the specific request of a third party with which the Company or the Subsidiary had entered into negotiations or an agreement with regard to a subsequent Change of Control; or (ii) otherwise occurred in connection with, or in anticipation of, such Change in Control.

     In the event that upon a Change of Control the Company ceases to be a publicly traded corporation, (x) such event will not, in and of itself constitute a reason for a Qualifying Termination under paragraph (2) above unless one of the reasons set forth in paragraphs (i) or (ii) above also occurs; and (y) Participants shall be entitled to the benefits of Section 4(c)(y), if applicable, whether or not there has been a Qualifying Termination. For purposes of this Plan, a termination of a Participant's employment by the Company or the Participant on account of the Participant's death, Disability or Retirement shall not constitute a Qualifying Termination.

     (o) "Retirement" shall mean the voluntary retirement of a Participant pursuant to a retirement plan of the Company or any relevant Subsidiary.

     (p) "Stock Award" shall mean any grant, award or issuance of a stock option, restricted stock grant, performance share award or similar compensation award, which, if earned, would either result in the Participant receiving the Company's securities, or the opportunity to purchase the Company's securities, or which would pay a cash amount based upon the value of the Company's securities, whether under
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benefit plans now existing or hereafter adopted, or which are otherwise granted to a Participant.

          (q) "Subsidiary" or "Subsidiaries" shall mean (i) any person or persons that is or are directly or indirectly controlled by the Company or (ii) any other person or persons in which the Company has a significant equity interest, as determined by the Board.

          (r) "Target Annual Incentive Award" shall mean Participant's target annual cash incentive bonus award as determined at the start of the Company's fiscal year in which the Change of Control occurs.

          (s) "Voting Securities" shall mean any shares of the capital stock or other securities of the Company that are generally entitled to vote in elections for directors.

          (t) "Welfare Benefits" shall mean coverage and benefits provided to the Participant under the Company's then applicable health, disability, executive placement or life insurance programs or under a retirement plan generally applicable to employees of status comparable to a Participant.

     2. Obligations of Company Upon Change Event. Upon the occurrence of a Change Event, the Board shall be prohibited from making any subsequent amendments to the Plan in its then current form unless such amendment does not adversely effect then eligible Participants with respect to any Change of Control occurring within one (1) year after such Change Event, provided, however, that notwithstanding the occurrence of a Change Event, subject to the provisions of Section 1(n)(3), the Company and any Subsidiary, as applicable, shall remain free in all respects to terminate a Participant, modify a Participant's terms of employment, change or remove such Participant from corporate offices, or otherwise take actions which would effect a Participant's compensation or benefits, whether or not an employee is or remains a Participant under the Plan, subject only to that Participant's individual employment agreement, if any. The occurrence of a Change Event shall not obligate the Company to pay any benefits pursuant to Section 4.

     3. Trust Funding. At times, in amounts and on terms determined by the Committee, but in no event later than the date of a Change of Control described in Section 1(d)(2), or five (5) business days after a Change of Control described in Section 1(d)(1) or 1(d)(3) (the "Required Funding Date"), the Company shall establish a trust fund (the "Trust"), of which eligible Participants shall be the beneficiaries, to secure the Change of Control severance payments and benefits to be provided in the manner described in Sections 4(a) and 7. The Trust shall be funded in cash by the Company not later than the Required Funding Date, or an earlier date if authorized by the Committee. Interest earned on amounts deposited by the Company into the Trust shall be due to the Company, and any surplus incurred shall be retained by the Company. In the event that a Participant becomes eligible for benefits pursuant to Section 4, that Participant shall be taxed on the full amount held in the Trust for that Participant's benefit, and the Company will directly pay such taxes due from the Trust.

     4.   Obligations of Company Upon Qualifying Termination.  In the event of a
          --------------------------------------------------
Qualifying Termination, then

          (a) Subject to the limitations set forth below, the Company shall provide Participant monthly payments beginning on the Participant's Date of Termination and ending the day following the later of (x) the two-year anniversary (or in
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the case of the Chief Executive Officer, the three-year anniversary) of the
Change of Control Date, or (y) the first anniversary of the Participant's Date of Termination (the "Compensation Continuation Period") in an amount which, if annualized, shall equal the sum of Participant's Annual Base Salary, plus Participant's Target Annual Incentive Awards, each as in effect immediately prior to Participant's Date of Termination, or if higher, as in effect immediately prior to the Change of Control Date; provided, however, that if Participant shall become employed in any capacity during the Compensation Continuation Period, payments required under this Section shall be reduced, or eliminated in their entirety, by any and all cash compensation paid or accrued for the benefit of such Participant by such new employer, determined monthly with amounts in excess of payments due hereunder being carried forward to reduce future bi-weekly payments due.

          (b) During any applicable Compensation Continuation Period, the Company shall continue to provide Welfare Benefits to Participant and Participant's dependents at the level of coverage elected by Participant during the open enrollment period immediately preceding Participant's Date of Termination; provided however, that if Participant becomes employed by another employer and is eligible to receive Welfare Benefits under another employer-provided plan, Company may terminate or reduce Welfare Benefits provided hereunder so that the total benefits to which Participant is eligible (from such new employer and as provided hereunder) are comparable to the Welfare Benefits required hereunder.

          (c) (x) Any unvested Stock Awards shall thereupon immediately vest and
(i) in the case of options, shall be exercisable for the lesser of the normal expiration date or three (3) years after the Date of Termination, and (ii) in the case of Performance Shares shall vest as of the Date of Termination on a pro rata basis according to the expired portion of the total measuring period over which performance for such award is to be measured, and based upon deemed attainment of the target performance, or if greater, based upon the actual performance achieved, and (y) if the Company's Common Stock ceases to be listed for trading on the New York Stock Exchange, American Stock Exchange or the National Market List of the National Association of Securities Dealers, Inc., Automated Quotation System (a "Trading System") and any such Stock Award is not replaced with an award for securities which are traded on a Trading System (which replacement award shall have the same or greater current value, as determined in good faith by the Board, or the Board of Directors of the Company's successor), then the Participant shall be entitled to receive the value of any such Stock Award (including any pro rata portion of Performance Shares, as described above) in cash (within ten (10) days of the date on which the Company's Common Stock ceases to be traded on a Trading System) in an amount calculated based upon the highest price paid for the purchase of shares of Company Common Stock by a Person (as defined in section 1(d) hereof) as of any date within six (6) months before or subsequent to the Change of Control.

          (d) Notwithstanding anything else herein to the contrary, a Participant hereunder who becomes entitled to the payments set forth in Section 4 hereof shall, for purposes of calculation of retirement qualified and unqualified plan benefits or eligibility, and for purposes of COBRA eligibility, be considered to have been employed as of the last day of any applicable Compensation Continuation Period.

          (e) Any Executive Life Insurance programs in force on the life of a Participant as of the Change of Control Date shall be continued in force until the end of a Salary Continuation Period, and thereafter the policy, including the cash value thereof transferred to the Participant with a lump sum cash payment sufficient to pay actual taxes due on account of such transfer.

     5. Non-exclusivity of Rights. Other than as specifically set forth herein, nothing in this Plan shall prevent or limit the Participant's continuing or future participation in any plan, program, policy or practice (collectively, an "Arrangement") provided by the Company or a Subsidiary and for which the Participant may qualify, nor shall anything in this Plan limit or otherwise affect such rights as the Participant may have under any contract or agreement (collectively, "Agreement") with the Company or a Subsidiary. Unless otherwise agreed in writing by the Company and a Participant, whenever a Participant would be entitled to payment of any salary, incentive bonus, Welfare Benefits or other compensation or benefits under an Arrangement or Agreement other than this Plan, the Participant shall be entitled to receive (including by way of partial application of each of this Plan and such other Arrangement and/or Agreement) the payments and Welfare Benefits most favorable to the Participant (as determined in good faith by the Participant and evidenced in a written election by the Participant delivered to the Company within ten (10) business days after the Date of Termination), provided, however, that nothing herein shall be construed or shall operate in such a manner as shall permit a Participant to receive the same type of payment or Welfare Benefit under more than one of this Plan or such other Arrangement and/or Agreement.

     6. Full Settlement. The Company's obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Participant or others. The Company agrees to pay, to the full extent permitted by law, all reasonable hourly legal fees and related expenses which the Participant may reasonably incur as a result of any contested denial by the Company of the benefits set forth herein (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan) if, and only if, it is determined by a court of competent jurisdiction that such denial or payment failure was knowingly wrongful. It may be made a condition of payments hereunder that a Participant deliver a full and complete release of the Company from all claims other than for the making of payments and the performance of obligations hereunder.

     7. Certain Additional Payments by the Company. (a) Anything in this Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Section (6) (a "Payment")) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Participant shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Participant of all taxes on the Gross-Up Payment including, without limitation, any income taxes, employment taxes, excise taxes, and interest and penalties imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     8. Confidential Information. The Participant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company, which shall have been obtained by the Participant during the Participant's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this
Plan). After termination of the Participant's employment with the Company, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

     9. Non-Compete. In order for any Participant to become eligible for receipt of the payments and benefits set forth herein, the Participant shall agree and acknowledge that, during the one year following Participant's Date of Termination, said Participant shall not, in any capacity whatsoever, compete with the business of the Company as carried on by the Company, in any geographic area in which the Company is doing or did business. In the event the provisions of this Section 9 are found to be invalid or unenforceable as set forth herein, then this Section 9 shall be thereupon deemed amended to the extent and in the manner necessary to render its provisions valid and enforceable.

     10.  Successors.
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          (a)   This Plan is personal to the Participant and without the prior written consent of the Company shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. This Plan shall inure to the benefit of and be enforceable by the Participant's legal representatives.

          (b) This Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Plan, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, or otherwise.

     11. Scope of Plan. The Participant and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Participant and the Company, the employment of the Participant by the Company is "at will" and prior to the Change of Control Date, the Participant's employment may be terminated by either the Participant or the Company at any time prior to the Change of Control Date, in which case the Participant shall have no further rights under this Plan. In addition, in the event Participant's employment is terminated as a result of Participant's death or Disability, Participant shall have no further rights under this Plan. From and after the Change of Control Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

     12. Changes to Plan; Waiver of Terms. This Plan may be altered, amended or modified at any time by the Board subject only to Section 2. A waiver of any term, covenant, agreement, or condition contained in this Plan shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default or of any other term, covenant, agreement or condition.

                                                                       Exhibit A


         LIST OF INCOME SECURITY PLAN PARTICIPANTS AS OF MARCH 18, 1997


Elected Corporate Officers
--------------------------

Peter A. Bukowick
Hugo Fruehauf
Charles H. Gauck
Robert E. Gustafson
Roger P. Heinisch
Galen K. Johnson
William R. Martin
Scott S. Meyers
Paula J. Patineau
Richard Schwartz
Kristi Rollag Wangstad
Donald E. Willis
Daryl L. Zimmer